Exhibit 99.1

Schedule of Transactions in Common Shares of the Issuer

During the Past 60 Days

Note: Shares owned and sold by the Bebe and Crosby Kemper Foundation for the Arts, R. C. Kemper Charitable Trust and Foundation and R. C. Kemper Jr. Charitable Trust and Foundation were sold pursuant to a pre-arranged stock sale plan in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.   The Reporting Person does not have a pecuniary interest in (the ability to profit from the sale of) those shares. The Reporting Person only has beneficial ownership in the shares held in the R. Crosby Kemper Jr. Marital Trust to the extent of future dispositions following the passing of the beneficiary.

Owner	Date of Transaction	Transaction Type	Quantity	Price/Share
Bebe and Crosby Kemper Foundation for the Arts	03/02/2026	Sale	576	$116.82
R. C. Kemper Charitable Trust and Foundation	03/02/2026	Sale	1,250	$116.82
R. C. Kemper Jr. Charitable Trust and Foundation	03/02/2026	Sale	2,550	$116.82
J. Mariner Kemper	02/11/2026	Vesting of Restricted Share Units	2,608*	NA
J. Mariner Kemper	02/10/2026	Vesting of Restricted Share Units	4,113*	NA
J. Mariner Kemper	02/09/2026	Vesting of Restricted Share Units	4,585*	NA
J. Mariner Kemper	02/07/2026	Vesting of Restricted Share Units	4,694*	NA
Bebe and Crosby Kemper Foundation for the Arts	02/02/2026	Sale	576	$127.61
R. C. Kemper Charitable Trust and Foundation	02/02/2026	Sale	1,250	$127.61
R. C. Kemper Jr. Charitable Trust and Foundation	02/02/2026	Sale	2,550	$127.61
R. C. Kemper Marital Trust	02/02/2026	Sale	15,214	$128.59
J. Mariner Kemper	02/02/2026	Sale	3,500	$129.06

** Represents the gross number of shares received by the Reporting Person (i.e., prior to withholding of shares to pay tax obligations).